Kirkpatrick & Lockhart LLP                     1800 Massachusetts Avenue, NW
                                               Second Floor
                                               Washington, DC  20036-1800
                                               202.778.9000
                                               www.kl.com


                                               Arthur C. Delibert
                                               202.778.9042
                                               Fax:  202.778.9100
                                               adelibert@kl.com

June 29, 2001


Legg Mason Value Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Value Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated January 20, 1982. You have requested our opinion as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the Primary Class, Institutional Class and Financial Intermediary Class shares of common stock of the Corporation, each a Class of the Corporation. This opinion is valid with respect to each Class only during the time that Post-Effective Amendment No. 32 to the Corporation's Registration Statement is effective and has not been superseded by another post-effective amendment applicable to that Class, that has become effective.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, either certified or otherwise proven to our satisfaction to be genuine, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that, when sold in accordance with the Corporation's Articles of Incorporation and By-Laws and the terms contemplated by Post-Effective Amendment No. 32 to the Corporation's Registration Statement, the Shares will have been legally issued, fully paid and nonassessable by the Corporation.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 32 to the Corporation's Registration Statement on Form N-1A (File No. 2-75766) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                       Sincerely,


                                       /s/  Kirkpatrick & Lockhart LLP
                                       -------------------------------
                                       KIRKPATRICK & LOCKHART LLP